Exhibit 99.1

FORWARD-LOOKING STATEMENTS

In this report on Form 8-K, we, Host Hotels & Resorts, Inc., or “Host,” make some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this report on Form 8-K and relate to, among other things, analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue,” and other similar terms and phrases, including references to assumptions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by us in the forward-looking statements include, among other things, the following:

•	government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•	the effects of tax legislative action;

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our ability, and the ability of each of our subsidiary real estate investment trusts (“REITs”), to continue to satisfy complex rules in order to maintain REIT status for federal income tax purposes, the ability of our operating partnership to satisfy the rules in order to maintain its status as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to maintain their status as taxable REIT subsidiaries (“TRSs”) for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

•	other factors discussed in other filings with the Securities and Exchange Commission (“SEC”).

Although we believe that the expectations reflected in any of our forward-looking statements are based upon reasonable assumptions, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Moreover, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. Accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described above and in other filings with the SEC. Except as otherwise required by the federal securities laws, we disclaim any obligation to release publicly any updates or revisions to any forward-looking statement contained in this report on Form 8-K to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences and other material tax considerations relating to our company and to the holders of our common stock. The discussion set forth herein is not intended to be, and should not be construed as, tax advice. As used in this section, references to the terms “company,” “we,” “our,” and “us” mean only Host Hotels & Resorts, Inc., and not its subsidiaries or other lower-tier entities, except as otherwise indicated. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. However, the law firm of Hogan Lovells US LLP, or Hogan Lovells, which acts as our tax counsel in connection with any offerings of our common stock, will provide to us an opinion that the description set forth herein of provisions of federal income tax law is correct in all material respects. This discussion is based upon the Code, the Treasury regulations, rulings and other administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion also is based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents and in the manner that we have represented. This discussion does not address the actual material federal income tax consequences of the ownership and disposition of our common stock to any particular holder, which depend on that stockholder’s particular tax circumstances. In addition, this discussion does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax other than the income tax, associated with the ownership or disposition of our common stock or our election to be taxed as a REIT.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership and disposition of our common stock, including the federal, state, local, and foreign income and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Federal Income Taxation of the Company

General

We are a self-managed and self-administered REIT that owns primarily luxury and upscale hotels. We conduct our business as an umbrella partnership REIT, pursuant to which structure substantially all of our properties and assets are held by Host Hotels & Resorts L.P., or “Host LP.” We are the sole general partner of Host LP and hold approximately 98.6% of its outstanding partnership interests. We made an election to be treated as a REIT, effective for our taxable year beginning January 1, 1999. We believe that we have been organized and have operated in a manner that has permitted us to qualify as a REIT from the effective date of our REIT election. We own, through Host LP, 100% of the outstanding common stock and 28.6% of the outstanding preferred stock of two entities that also have elected to be treated as REITs. These entities are subject to the same REIT qualification requirements and other limitations described herein that apply to us.

Hogan Lovells acted as our tax counsel in connection with our election to be treated as a REIT. In connection with any offerings of our common stock, we expect to receive an opinion from Hogan Lovells that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, effective for each of our taxable years ended December 31, 1999, through and including the immediately preceding calendar year, and that our current organization and current and intended method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for the current taxable year and thereafter. It must be emphasized that the opinion of Hogan Lovells will be based on various assumptions relating to our organization and operation, will be conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion of Hogan Lovells will be expressed as of the date issued. Hogan Lovells will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells’ opinion will not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which tax could be significant in amount) in order for us to maintain our REIT qualification.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, our compliance with which will not be reviewed by Hogan Lovells. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which entities will not have been reviewed by Hogan Lovells. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Provided that we qualify as a REIT generally, we will not be subject to federal corporate income tax on our taxable income that is distributed currently to our stockholders. This substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from an investment in a corporation, because income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT to its stockholders. We will, however, be subject to U.S. federal income tax in the following circumstances:

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We will be taxed at regular federal corporate tax rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

•	We (or our stockholders) may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Requirements for Qualification as a REIT—Gross Income Tests—Prohibited Transactions Tax” below.

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If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” we may thereby avoid (1) the 100% prohibited transactions tax on gain from a resale of that property (if the sale otherwise would constitute a prohibited transaction); and (2) the inclusion of any income from such property as non-qualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%). See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property,” below.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% gross income test, or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

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If we violate the asset tests (other than a de minimis failure of the 5% or 10% asset test) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, which, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%), if that amount exceeds $50,000 per failure.

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If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods (collectively, the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts upon which we paid income tax at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below under “—Requirements for Qualification as a REIT.”

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We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary, or “TRS”) if certain arrangements between us and our TRSs are not comparable to similar arrangements among unrelated parties.

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If we acquire appreciated assets from a corporation that is or has been a C corporation (or a partnership in which a C corporation is a partner) in a transaction in which our basis in the assets is determined by reference to the C corporation’s (or such partnership’s) tax basis in such assets, provided no election is made for the transaction to be taxable currently, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year recognition period following the acquisition from the C corporation (or partnership). Recent legislation reduces the recognition period to five years for assets sold in 2012 or 2013. See “Other Tax Considerations – Recent Legislative Changes.”

•	We may elect to retain and pay income tax on our net long-term capital gain. See “Federal Income Taxation of Our Stockholders.”

•	The earnings of our subsidiaries that are C corporations, including our TRSs, are subject to federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and net worth. We also could be subject to tax in other situations and on transactions not presently contemplated. We expect that we could recognize substantial deferred tax liabilities in the future, which include, but are not limited to, those attributable to built-in gain assets and taxable income for which we will not receive cash. Under the terms of its partnership agreement, Host LP is responsible for paying, or reimbursing us for the payment of, our tax liabilities (and any interest and penalties associated therewith), except for taxes imposed on us because of our failure to qualify as a REIT or to distribute to our stockholders an amount equal to our taxable income.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met in order to elect and maintain REIT qualification;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding stock of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with this demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We have complied, and currently intend to continue to comply, with these requirements.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (9) and, as discussed below in “—Tax Liabilities and Attributes Inherited from Other Entities,” condition (10). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, do not ensure that we previously have satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, such stock ownership requirements. If we fail to satisfy these requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the demand and record-keeping requirements described in the previous paragraph and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6), we will be treated as having satisfied this requirement. See “—Failure to Qualify as a REIT.”

Effect of Subsidiary Entities

Ownership of Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of Host LP and any subsidiaries treated as partnerships for federal income tax purposes will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Host LP and Our Other Subsidiary Partnerships.” As the sole general partner of Host LP, we have direct control over it and indirect control over the subsidiaries in which Host LP or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for our qualification as a REIT.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or “QRS,” the QRS generally is disregarded for U.S. federal income tax purposes, and its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also generally are disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence no longer would be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS, a QRS or another REIT. See “—Gross Income Tests” and “—Asset Tests.”

Ownership of Subsidiary REITs

As discussed above, we own two subsidiary REITs. We believe that each such subsidiary REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes from and after the effective date of its REIT election. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our equity interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and TRSs. See “—Asset Tests” below. If either or both of the subsidiary REITs were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock asset test and the 10% value asset test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT, unless we could avail ourself of certain relief provisions. We made a “protective” TRS election with respect to each subsidiary REIT and may implement other protective arrangements intended to avoid such an outcome if any of the subsidiary REITs were not to qualify as a REIT, but there can be no assurance that such “protective” elections and other arrangements will be effective to avoid the resulting adverse consequences to us. Moreover, even if the “protective” TRS election with respect to a subsidiary REIT were to be effective in the event of the failure of the subsidiary REIT to qualify as a REIT, because of the significant value attributable to the subsidiary REITs individually and in the aggregate, there could be no assurance that we would not fail to satisfy the requirement that not more than 25% of the value of our total assets may be represented by the securities of one or more TRSs. In this event, we would fail to qualify as a REIT unless we could avail ourself or the applicable subsidiary REIT could avail itself of certain relief provisions.

Ownership of Taxable REIT Subsidiaries

A TRS is an entity that is taxable as a corporation in which a REIT owns, directly or indirectly, an equity interest, including stock, and that elects with the REIT to be treated as a TRS under the Code. If a TRS owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary also will be treated as a TRS. A TRS is a regular corporation subject to federal income tax at applicable corporate tax rates. The income and assets of our TRSs are not attributable to us for purposes of satisfying the income and asset test requirements.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” generally is a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose stock is regularly traded on an established securities market by taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding stock of the REIT and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). We believe, and currently intend to take all steps reasonably practicable to ensure, that none of our TRSs has engaged or will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRSs have qualified and continue to qualify as “eligible independent contractors” with regard to those TRSs.

Certain restrictions are imposed on TRSs. First, a TRS may not deduct interest expense in any year paid or accrued to an affiliated REIT to the extent that such expense exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year interest expense disallowed under the 50% test, provided certain conditions are met). In addition, a REIT would be obligated to pay a 100% penalty tax on certain payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm’s length standards set forth in the Code. Our TRSs make substantial interest and other payments to us, including payments of rent pursuant to the hotel leases. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to the interest payments made to us by one of our TRSs, resulting in an increase in the corporate income tax liability of such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by us from, or expenses deducted by, our TRSs. While we believe that our arrangements with our TRSs reflect arm’s length terms, these determinations inherently are factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect accurately their respective incomes.

Because of the restrictions applicable to the income, assets and activities of a REIT, we may need to conduct certain business activities in one or more TRSs. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. As discussed below under “—Asset Tests,” the aggregate value of all of our TRSs may not exceed 25% of the value of all of our assets.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property or mortgages on real property, including:

•	“rents from real property”;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

•	interest income derived from mortgage loans secured by real property or interests in real property; and

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income attributable to the temporary investment of new capital in stock and debt instruments during the one-year period following the receipt by us of new capital raised through equity offerings or the issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (1) other dividends, (2) interest, and (3) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency gain; and (3) income and gain from certain hedging transactions. See “—Income from Hedging Transactions,” “—Foreign Currency Gain,” and “—Prohibited Transactions Tax,” below.

Rents from Real Property

Currently, rents paid pursuant to the leases of our hotels to our TRSs, together with gain from the sale of hotels and dividends and interest received from the TRSs, constitute substantially all of our gross income. Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if the following conditions are met:

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First, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

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Third, rents we receive from a “related party tenant” generally will not qualify as rents from real property. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Two exceptions apply with respect to the lease of property by a REIT to a TRS. We may lease our hotels that qualify as “qualified lodging facilities” to our TRSs if the hotel is operated on behalf of the TRS by an “eligible independent contractor.” In addition, a REIT may lease any property to a TRS if at least 90% of the property is leased to unrelated tenants, and the rent paid by the TRS is substantially comparable to rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled TRS can fail to qualify even if the above conditions are met.

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Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, generally we must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue, or through a TRS. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. A REIT is permitted to provide directly to tenants services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. A REIT may provide a minimal amount of “non-customary” services to its tenants, other than through an independent contractor, but if the income from these impermissible tenant services exceeds 1% of the total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of the income from impermissible tenant services does not exceed 1% of the total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. A REIT is deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of the direct cost of providing the service.

Because we lease substantially all of our properties to our TRSs, we generally do not provide services to our tenants.

In order for the rent paid pursuant to the leases with our TRSs to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

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the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee is required simply to use its best efforts to perform its obligations under the agreement); and

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the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

In addition, Section 7701(e) of the Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract properly is treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease inherently is factual, the presence or absence of any single factor may not be dispositive in every case.

Our leases have been structured with the intent to qualify as true leases for federal income tax purposes. However, this determination inherently is a question of fact, and we cannot assure you that the IRS will not assert successfully a contrary position. If the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that we receive from the TRSs would not be considered rent or would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. Except with regard to the lease of the Harbor Beach Marriott and any other leases that we acknowledge will not qualify as producing “rents from real property,” each of our leases provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as “rents from real property” since generally they are based on either fixed dollar amounts or on specified percentages of gross sales that are fixed at the time the leases are entered into. The foregoing assumes that the leases have not been and will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or the base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all of the surrounding circumstances, the arrangement does not conform with normal business practice. We have not renegotiated, and currently do not intend to renegotiate, the percentages used to determine the percentage rent during the terms of the leases in a manner that has had or will have the effect of basing rent on income or profits. In addition, we believe that the rental provisions and other terms of the leases conform with normal business practice and generally are not intended to be used as a means of basing rent on income or profits. Furthermore, currently we intend that, with respect to properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

As noted above, under the Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We believe that, with respect to each of our leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other non-qualifying income, will not jeopardize our status as a REIT. Each such lease permits the lessor to take certain steps, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a TRS, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.”

Interest Income

Interest generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales still may qualify under the gross income tests. We receive interest payments from our TRSs and from third parties, which will constitute qualifying income for purpose of the 95% gross income test but not necessarily the 75% gross income test. We do not expect that the interest income from these sources will affect our ability to qualify under the 75% gross income test.

Dividend Income

We receive distributions from our TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. We also may recognize capital gain with respect to our investments in our TRSs or such other corporations. Such dividend income or capital gain will constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We do not expect that these amounts will affect our ability to qualify under the 75% gross income test. Any dividends that we receive from a REIT, or capital gain recognized in connection with an investment in a REIT, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into in order to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into in order to manage the risk of currency fluctuations will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test, provided that the transaction is “clearly identified” as specified in the Code. To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign Currency Gain

“Real estate foreign exchange gain” is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Prohibited Transactions Tax

Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and is subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Code) recognized in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. Under existing law, whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. We currently intend that we will hold our hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels, and make sales of hotels consistent with our investment objectives. No assurance can be given that any of the hotels or other property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate tax rates.

Income from Foreclosure Property

We generally will be subject to tax at the maximum corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property and any foreign currency gain, other than income that constitutes qualifying income for purposes of the 75% gross income test (other than by reason of such income being income or gain from foreclosure property). Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gain from prohibited transactions described above, even if the property otherwise would constitute inventory or dealer property. If an unrelated third party lessee defaults under a lease, we are permitted to lease the related hotel to a TRS, in which case the hotel would not become foreclosure property. To the extent that we receive any income from property described in clause (1) above that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Failure to Satisfy the Gross Income Tests

We intend to continue to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we still may qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions generally will be available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for such taxable year in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “—General,” even where these relief provisions apply, the Code imposes a tax, which could be significant in amount, based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Certain Potential Excise Taxes on TRS Payments

Any redetermined rents, redetermined deductions or excess interest will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to our tenants, and redetermined deductions and excess interest represent items that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted and paid to us based on arm’s length negotiations. While we believe that our arrangements with our TRSs reflect arm’s length terms, these determinations inherently are factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect accurately their respective incomes.

Asset Tests

At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets:

•

at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items (including shares of certain money market funds), U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings and leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below;

•	not more than 25% of our total assets may be represented by securities other than those described in the first bullet above;

•	except for securities described in the first bullet above and securities in TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	except for securities described in the first bullet above and securities in TRSs or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities;

•

except for securities described in the first bullet above, securities in TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer; and

•	not more than 25% of our total assets may be represented by securities of one or more TRSs.

For purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership or disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity. Solely for purposes of the 10% value test, the determination of our interest in the assets of an entity treated as a partnership for federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors, other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” (as defined in the Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for purposes of a partnership issuer, our interest as a partner in the partnership).

We intend to continue to maintain adequate records of the value of our assets in order to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. See “—Failure to Satisfy the Asset Tests.” We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities will not cause a violation of the REIT asset test requirements.

Failure to Satisfy the Asset Tests

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. An example of such an acquisition would be an increase in our interest in Host LP as a result of the exercise of a limited partner’s redemption right relating to units in Host LP or an additional capital contribution to Host LP of proceeds from an offering of stock by us. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any non-compliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps always will be successful. If we fail to timely cure any non-compliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value asset tests, can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) in order to cure such a violation that does not exceed the lesser of 1%

of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests results in a violation in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing, in accordance with applicable Treasury regulations, a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us in order to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which tax could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•

the sum of: (1) 90% of our “REIT taxable income,” computed without regard to our net capital gain and the deduction for dividends paid, and (2) 90% of our net income, after tax, if any, from foreclosure property; minus

•	the sum of specified items of “non-cash income.”

For purposes of this test, “non-cash income” means income attributable to (1) leveled stepped rents, (2) original issue discount included in our taxable income without the receipt of a corresponding payment, (3) cancellation of indebtedness, or (4) a like-kind exchange that later is determined to be taxable.

We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, we may declare a dividend in October, November, or December of any year with a record date in one of these months if we pay the dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by our stockholders on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level dividends paid deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gain and pay tax on such gain. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gain in their taxable income, and for them to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (1) the amount of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) generally will not affect the character, in the hands of our stockholders, of any distributions that actually are made as ordinary dividends or capital gain; and (2) cannot be passed through or used by our stockholders. See “—Federal Income Taxation of Our Stockholders—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amount actually distributed, and (b) the amount of income we retained and on which we paid corporate income tax.

In addition, if we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a C corporation (or a partnership in which a C corporation is a partner) in a transaction in which our tax basis in the assets was determined by reference to the C corporation’s (or such partnership’s) basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain, net of the tax we would pay on such gain. “Built-in-gain” is the excess of (1) the fair market value of the asset (measured at the time of acquisition) over (2) the tax basis of the asset (measured at the time of acquisition).

We currently intend to make timely distributions sufficient to satisfy the annual distribution requirements. Host LP’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause Host LP to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. Our subsidiary REITs intend to use consent dividends, in addition to cash dividends, in order to satisfy all or a portion of their distribution requirements.

It is possible that, from time to time, we may not have sufficient cash with which to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries, and our inclusion of items in income for federal income tax purposes or for other reasons. If we do not have sufficient cash to meet our distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed as part of such dividend may be subject to limitation.

We may be able to rectify a failure to meet the distribution requirements for a particular tax year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.

We calculate our REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce our REIT taxable income. This conclusion is consistent with the conclusion discussed above that the leases with respect to our hotels have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

Record-Keeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and in maintaining our qualification as a REIT. Failure to comply therewith could result in monetary fines.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. We could not deduct distributions to stockholders in any year in which we were not a REIT, and we would not be required to make distributions in such a year. The cash available for distribution to our stockholders would be reduced significantly and the value of our stock could be reduced materially. Any distributions to stockholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. Unless we were entitled to relief under specific statutory provisions, we also would be disqualified from re-electing to be treated as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Tax Aspects of Host LP and Our Other Subsidiary Partnerships

General

Substantially all of our assets are owned indirectly through Host LP, which owns hotels either directly or through certain subsidiaries (including through the subsidiary REITs). This discussion focuses on the tax aspects of Host’s ownership of its hotel properties through partnerships and entities, such as limited liability companies, that are treated as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and potentially are subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our gross income our proportionate share of partnership items for purposes of the gross income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through Host LP and those of its subsidiaries that either are disregarded as separate entities or treated as partnerships for federal income tax purposes. See “—Effect of Subsidiary Entities—Ownership of Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries” above.

Entity Classification

If Host LP or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to federal income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Asset Tests” and “—Gross Income Tests” above).

We assume for purposes of this discussion that Host LP and all of its subsidiaries (other than our TRSs and the subsidiary REITs) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to Treasury regulations under Section 7701 of the Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither Host LP nor any of its non-corporate subsidiaries that is not a TRS has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Host LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity only has one partner or member, a disregarded entity for federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests of which are traded on an established securities market, or (ii) the interests of which are readily tradable on a “secondary market or the substantial equivalent thereof.” Host LP units currently are not and in the future will not be traded on an established securities market. There is a significant risk, however, that the Host LP units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Host LP could be treated as a “publicly traded partnership,” but even then it only would be taxable as a corporation if less than 90% of its gross income were to constitute “qualifying income.” Treasury regulations under Section 7704 of the Code set forth certain “safe harbors” under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code (the “Safe Harbors”).

“Qualifying income,” for purposes of the “qualifying income” exception, generally is real property rents and other types of passive income. We believe that Host LP has had and will continue to have sufficient qualifying gross income so that it would be taxed as a partnership even if it were considered a publicly traded partnership. The gross income requirements applicable to us in order for us to qualify as a REIT under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause Host LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If Host LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Host LP would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Asset Tests” above). In this event, the value of our stock could be materially adversely affected (see “—Failure to Qualify as a REIT” above).

Except with regard to the exercise of the right to redeem Host LP units and certain “permitted transfers” (generally among related individuals or entities) under Host LP’s partnership agreement, no limited partner may transfer Host LP units without our prior written consent, as general partner of Host LP, which consent may be withheld in our sole discretion. Host LP’s partnership agreement provides that we shall take such actions, if any, that are reasonably necessary or appropriate to prevent Host LP from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit Host LP to insure that at least one of the Safe Harbors is met. We may exercise our authority, as general partner, under the partnership agreement to impose limitations on the right to redeem Host LP units only to the extent that outside tax counsel provides to us an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that Host LP will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of Host LP units.

Partnership Tax Allocations

A partnership agreement generally will determine the allocation of income and loss among partners. However, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the regulations promulgated thereunder. Generally, Section 704(b) of the Code and the regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in Host LP’s partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Hotels

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest therein must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as built-in gain or built-in loss. Host LP’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Code. In general, the partners of Host LP, including us, who contributed appreciated assets with built-in gain are allocated depreciation deductions for federal income tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of Host LP may cause us to be allocated lower depreciation and other deductions, and therefore effectively to be allocated more income, which might adversely affect our ability to comply with the REIT distribution requirements and/or cause a higher proportion of our distributions to our stockholders to be taxed as dividends. See “—Annual Distribution Requirements” above.

In addition, in the event of the disposition of any of the contributed assets with built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be distributed proportionately among all the partners and could be retained by us rather than distributed to our stockholders. Thus, if Host LP were to sell a hotel with built-in gain that was contributed to Host LP by our predecessors or us, we generally would be allocated all of the income attributable to the built-in gain, which amount could exceed the economic, or “book,” income allocated to us as a result of such sale. Such an allocation might cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. It should be noted that, as the general partner of Host LP, we will determine whether or not to sell a hotel that we contributed to Host LP.

We and Host LP generally use the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the “ceiling rule” applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to Host LP in connection with our conversion from a C corporation to a REIT. This method generally is a more favorable method for accounting for built-in gain from the perspective of those partners, including us, who received Host LP units in exchange for property with a low adjusted tax basis relative to its fair market value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or “high basis” assets to Host LP, including us to the extent we contribute cash to Host LP.

Any property purchased by Host LP initially will have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Tax Liabilities and Attributes Inherited from Other Entities

In 2006, we acquired a number of domestic and foreign hotels from Starwood Hotels and Resorts Worldwide, or “Starwood.” As part of that acquisition, we acquired all of the stock of Host Holding Business Trust, or “HHBT.” Effective as of the date of that acquisition, we caused HHBT, which had been taxed as a C corporation prior to its acquisition, to elect to be treated as a REIT. If any of the appreciated property owned by HHBT on the effective date of its REIT election is sold prior to April 11, 2016, HHBT will be subject to federal corporate income tax on any gain that it recognizes to the extent of the built-in gain in that property at the time of its REIT election. As discussed below in “Other Tax Considerations – Recent Legislative Changes,” recent legislation reduces the 10-year recognition period to five years for assets sold in 2012 or 2013. The total amount of gain on which HHBT can be taxed is limited to the excess of the aggregate fair market value of its assets on the date of its REIT election over its tax basis in those assets on that date. This tax, if triggered, could be very material. As a result, we might decide to seek to avoid a taxable disposition of any HHBT asset with significant “built-in gain” prior to April 11, 2016. This decision could be true with respect to a particular disposition even though a sale otherwise might be in our best interests and in the best interests of our stockholders. On the other hand, we are not obligated to avoid such dispositions.

Federal Income Taxation of Our Stockholders

The following discussion describes the material federal income tax consequences to you of owning and disposing of our common stock. This summary does not address state, local or non-U.S. tax consequences.

This discussion assumes that you hold shares of our common stock as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). This discussion is not intended to constitute, and should not be construed as, tax advice and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

•	tax-exempt organizations, except to the extent discussed below in “—Taxation of Tax-Exempt U.S. Stockholders”;

•	broker-dealers;

•	traders in securities that elect to mark to market;

•	trusts, estates, regulated investment companies, real estate investment trusts, financial institutions, insurance companies or S corporations;

•	investors subject to the alternative minimum tax;

•	investors that hold their common stock as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	investors that hold their common stock through a partnership or similar pass-through entity;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding 10% or more (by vote or value) of our outstanding common stock, except to the extent discussed below;

•	non-U.S. stockholders (as defined below), except to the extent discussed below in “—Federal Income Taxation of Our Stockholders —Taxation of Non-U.S. Stockholders”;

•	foreign (non-U.S.) governments;

•	a person with a “functional currency” other than the U.S. dollar;

•	a U.S. expatriate; or

•	investors who otherwise are subject to special tax treatment under the Code.

For purposes of this discussion, a U.S. stockholder is a beneficial owner of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

If you hold shares of our common stock and are not a U.S. stockholder or an entity or arrangement that is treated as a partnership for federal income tax purposes, you are a non-U.S. stockholder.

Taxation of Taxable U.S. Stockholders

This section summarizes the federal income taxation of U.S. stockholders that are not tax-exempt organizations.

Distributions Generally

The distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will be taken into account by stockholders as ordinary income when actually or constructively received. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction for U.S. stockholders that are corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Except for dividends that we designate as qualified dividend income, dividends received from REITs are not eligible to be taxed at the preferential qualified dividend income tax rates currently available to individual U.S. stockholders who receive dividends from taxable C corporations.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder’s shares of stock in respect of which the distributions were made. Rather, the distribution will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of stock, the U.S. stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Federal Income Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and may not be used to offset income of U.S. stockholders from other sources on their income tax returns. Such losses would not affect the character of any distributions that we make, which generally are subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Capital Gain Dividends

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we designate as capital gain dividends generally will be taxed to U.S. stockholders as long-term capital gain, without regard to the period during which the U.S. stockholder that receives such distribution has held its stock, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.

We may elect to retain and pay taxes on some or all of our net long term capital gain, in which case U.S. stockholders will be treated as having received, solely for federal income tax purposes, our undistributed capital gain as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gain. The U.S. stockholder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits, and the earnings and profits of U.S. stockholders that are corporations, will be adjusted for the undistributed capital gain in accordance with Treasury regulations to be prescribed by the IRS. See “—Annual Distribution Requirements.”

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•

a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of up to 23.8% (which rate takes into account the maximum capital gain rate of 20% and the 3.8% Medicare tax on net investment income, described below under “—Medicare Tax on Net Investment Income”), and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•

an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed real property depreciation deductions.

Qualified Dividend Income

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 61 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including any TRS in which we own an interest);

•

the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•

the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (1) the dividends are received from (a) a U.S. corporation (other than a REIT or a RIC), (b) any TRS we may form, or (c) a “qualifying foreign corporation,” and (2) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gain from the disposition of stock, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain in compliance with the applicable IRS guidance.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the net capital gain deemed distributed to the U.S. stockholder (discussed above), less the tax deemed paid thereon and returns of capital.

In general, capital gain recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of our common stock will be subject to a maximum federal income tax rate of up to 23.8% (which rate takes into account the maximum capital gain rate of 20% and the 3.8% Medicare tax on net investment income, described below) if our common stock is held for more than one year, and will be taxed at ordinary income tax rates of up to 43.4% (which rate takes into account the maximum ordinary income tax rate of 39.6% and the 3.8% Medicare tax on net investment income, described below) if the stock is held for one year or less. Gain recognized by U.S. stockholders that are corporations is subject to federal income tax at a maximum rate of 35%, whether such gain is classified as long-term capital gain or ordinary income.

A capital loss recognized by a U.S. stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered a long-term capital loss, which generally is available only to offset capital gain of the stockholder, but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

Medicare Tax on Net Investment Income

High-income U.S. individuals, estates, and trusts will be subject to an additional 3.8% tax on net investment income in tax years beginning on or after January 1, 2013. Net investment income, for this purpose, includes dividends and gain from the sale of stock. In the case of an individual, the tax will be 3.8% of the lesser of the individual’s net investment income or the excess of the individual’s modified adjusted gross income over an amount equal to (1) $250,000, in the case of a married individual filing a joint return or a surviving spouse, (2) $125,000, in the case of a married individual filing a separate return, or (3) $200,000 in the case of a single individual.

U.S. stockholders should consult their tax advisors regarding the effect of this tax on their ownership and disposition of our common stock.

Foreign Accounts

Certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock. See “—Taxation of Non-U.S. Stockholders—Foreign Accounts.”

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year and the amount of tax we withhold, if any. Generally, dividend payments are not subject to withholding; however, they may be subject to backup withholding. A stockholder may be subject to backup withholding at a rate of 28% with respect to dividends, unless the holder:

•	is a corporation or is considered exempt therefrom pursuant to certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of any capital gain dividends paid to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, dividend income from us and gain from the sale of our common stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) of the Code whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules. These rules generally require such stockholders to characterize distributions from us as UBTI unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These stockholders should consult with their own tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) that is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our common stock, could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:

•

either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock; and

•

we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated as owned by the beneficiaries of such trusts for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities).

As a result of restrictions on the ownership and transfer of our common stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and, as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our common stock is publicly traded, we cannot guarantee that this always will be the case.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The following is a discussion of rules governing the federal income tax taxation of the ownership and disposition of our common stock by our non-U.S. stockholders. For purposes of this summary, a “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “Federal Income Taxation of Our Stockholders”) or an entity that is treated as a partnership for federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, this discussion does not address all aspects of federal income taxation, and we urge non-U.S. stockholders to consult with their tax advisors regarding the effect of federal, state, local and non-U.S. income tax laws on the ownership and disposition of our common stock.

Distributions Generally

As described in the discussion below, distributions made by us with respect to our common stock will be treated for federal income tax purposes as:

•	ordinary income dividends;

•	return of capital distributions; or

•	capital gain dividends.

This discussion assumes that our common stock will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common stock no longer is regularly traded on an established securities market, the tax consequences described below would materially differ.

Ordinary Income Dividends

A distribution made by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	is not attributable to our net capital gain, or

•

the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of our common stock at all times during the one year period ending on the date of the distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that later may be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as FIRPTA gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business; or

•	the non-U.S. stockholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Tax treaties may reduce the withholding obligations on our distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional requirements. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the non-U.S. stockholder’s federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.

Return of Capital Distributions

Unless (A) our common stock constitutes a USRPI, as described in “—Dispositions of Our Common Stock” below, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain), or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits and are not FIRPTA gain distributions will not be subject to federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of our earnings and profits, and (2) the non-U.S. stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gain tax rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a tax rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends

Subject to the discussion below under the section titled “—FIRPTA Distributions,” a distribution made by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is made out of our current or accumulated earnings and profits, the distribution is attributable to our net capital gain (other than from the sale of a USRPI) and we timely designate the distribution as a capital gain dividend.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of a USRPI generally will not be subject to federal income tax in the hands of the non-U.S. stockholder unless:

•

the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on any such capital gains.

FIRPTA Distributions

From time to time, some of our distributions may be of amounts attributable to gain from the sale or exchange of USRPIs. Such distributions to a non-U.S. stockholder generally will be subject to the taxation and withholding regime applicable to ordinary income dividends only if (1) dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market,” both as defined by applicable Treasury regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one year period ending on the date of distribution. If both of these conditions are satisfied, qualifying non-U.S. stockholders will not be subject to FIRPTA withholding or reporting with respect to such dividends, and will not be required to pay branch profits tax. Instead, these dividends will be subject to federal income tax and withholding as ordinary dividends, currently at a 30% tax rate, unless reduced by applicable treaty. Although there can be no assurance in this regard, we believe that our common stock is “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury Regulations; however, we can provide no assurance that our common stock is or will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.

Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a USRPI are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. stockholder. A non-U.S. stockholder that does not qualify for the special rule discussed above will be taxed on these amounts at the normal income tax rates applicable to a U.S. stockholder and will be required to file a federal income tax return reporting these amounts. If such a non-U.S. stockholder is a corporation, it also may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. stockholders, and to remit to the IRS 35% of the amount treated as gain from the sale or exchange of USRPIs. The amount of any tax so withheld is creditable against the non-U.S. stockholder’s federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

Undistributed Capital Gain

Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gain in respect of our common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting therefrom, its proportionate share of the tax paid by us on the undistributed capital gain treated as long-term capital gain to the non-U.S. stockholder, and receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Common Stock

Unless shares of our common stock constitute a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to federal income taxation under FIRPTA.

Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true.

•

Fifty percent or more of our assets throughout a prescribed testing period consists of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor. We believe that 50% or more of our assets will consist of interests in U.S. real property.

•

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT less than 50% of the value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we expect that we likely will be domestically-controlled, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity.

•

Either (a) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) our common stock is “regularly traded” on an established securities market but the selling non-U.S. stockholder has held over 5% of our outstanding common stock any time during the five-year period ending on the date of the sale. We expect that our common stock will continue to be regularly traded on an established securities market.

Specific wash sale rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other common stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our common stock is “regularly traded” on an established securities market in the United States, such non-U.S. stockholder has owned more than 5% of our outstanding common stock at any time during the one-year period ending on the date of such distribution.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that otherwise would not be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder as follows: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

The sale of our common stock by a non-U.S. stockholder through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. The sale generally is subject to the same information reporting applicable to sales through a U.S. office of a U.S. or foreign broker if the sale of common stock is effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year: (1) one or more of its partners are “U.S. persons,” as defined in Treasury regulations, who, in the aggregate, hold more than 50% of the income or capital interest in the foreign partnership; or (2) such foreign partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding generally does not apply if the broker does not have actual knowledge or reason to know that you are a U.S. person and the applicable documentation requirements are satisfied. Generally, a non-U.S. stockholder satisfies the information reporting requirements by providing the IRS with Form W-8BEN or an acceptable substitute. Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s federal income tax liability if certain required information is furnished to the IRS. The application of information reporting and backup withholding varies depending on the stockholder’s particular circumstances and, therefore, a non-U.S. stockholder is advised to consult its tax advisor regarding applicable information reporting and backup withholding requirements.

Foreign Account

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations are satisfied. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that satisfies certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution,” identifies certain of its U.S. investors, and provides certain required information regarding such investors, or (iii) the foreign entity otherwise is excepted under FATCA. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. The required withholding will not begin until January 1, 2014, with respect to dividends on our common stock, and January 1, 2017, with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment with respect to our common stock, investors that otherwise would be exempt from withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). The provisions of FATCA are extremely broad and continue to be subject to future official IRS guidance and interpretation. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

Recent Legislative Changes

The American Taxpayer Relief Act of 2012 (“ATRA”) was enacted on January 2, 2013 to address certain provisions of U.S. federal income tax law relating to capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain tax rates to dividends designated as “qualified dividend income” that were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. ATRA has modified those rules. For taxable years beginning after 2012, for noncorporate taxpayers, the highest ordinary income tax rate is 39.6% and both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum tax rate applicable to qualified dividend income generally are 20%, without taking into account the Medicare Tax, discussed above in “Taxation of Taxable U.S. Stockholders—Medicare Tax on Net Investment Income.”

In addition, as discussed in “Federal Income Taxation of the Company—General,” we may be subject to tax at the highest applicable corporate rate on the gain we recognize from the disposition of an asset acquired from a C corporation (or a partnership in which a C corporation is a partner) in a carry-over basis transaction to the extent of the “built-in gain” in the asset. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 10 years beginning with the day the property of a C corporation (or a partnership in which a C corporation is a partner) is transferred to us in a carry-over basis transaction (the “recognition period”). Pursuant to ATRA, the recognition period is reduced to five years for assets sold in 2012 or 2013. Absent further legislation, the recognition period will revert to 10 years in 2014.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

We, our subsidiaries, and/or our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in numerous U.S. and foreign jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local and foreign tax treatment and the state, local and foreign tax treatment of our stockholders may not conform to the federal income tax treatment discussed above. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (1) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (2) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not exempt. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly. Moreover, stockholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.